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                                                                      EXHIBIT l.

                                  July 25, 2003

Nicholas-Applegate Convertible & Income Fund II
c/o PIMCO Advisors Fund Management LLC
1345 Avenue of the Americas
New York, New York 10105

Ladies and Gentlemen:

     We have acted as counsel to Nicholas-Applegate Convertible & Income Fund II (the "Fund") in connection with the Registration Statement of the Fund on Form N-2 under the Securities Act of 1933 (File No. 333-104708) and the Investment Company Act of 1940 (File No. 811-21338) (the "Registration Statement"), each as amended (the "Acts"), with respect to certain of its common shares of beneficial interest, par value $0.00001 per share (the "Common Shares"). The Common Shares are to be sold pursuant to an Underwriting Agreement substantially in the form filed as an exhibit to the Registration Statement (the "Underwriting Agreement") among the Fund, PIMCO Advisors Fund Management LLC, UBS Securities LLC, Citigroup Global Markets Inc., Merrill Lynch Pierce Fenner & Smith Incorporated, Prudential Securities Incorporated, Wachovia Capital Markets, LLC, Legg Mason Wood Walker, Incorporated, RBC Dain Rauscher Incorporated, Wells Fargo Securities, LLC, Advest, Inc., Fahnestock & Co. Inc., Janney Montgomery Scott LLC, McDonald Investments Inc., a KeyCorp Company and Wedbush Morgan Securities Inc.

     We have examined the Fund's Agreement and Declaration of Trust on file in the office of the Secretary of State of The Commonwealth of Massachusetts, as amended (the "Declaration of Trust"), and the Fund's Amended and Restated Bylaws, and are familiar with the actions taken by the Fund in connection with the issuance and sale of the Common Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. The Fund is a duly organized and validly existing unincorporated voluntary association with transferable shares under and by virtue of the laws of The Commonwealth of Massachusetts.

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Nicholas-Applegate Convertible         -2-                         July 25, 2003
  & Income Fund II


     2. The Common Shares have been duly authorized and, when issued and paid for in accordance with the Underwriting Agreement, will be validly issued, fully paid and, except as described in the following paragraph, nonassessable by the Fund.

     The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Fund or its Trustees. The Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of being a shareholder is limited to circumstances in which the Fund itself would be unable to meet its obligations.

     We understand that this opinion is to be used in connection with the registration of the Common Shares for offering and sale pursuant to the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as part of the Registration Statement and to the references to our firm in the related prospectus under the captions "Tax matters" and "Legal matters" in the Prospectus contained in the Registration Statement.

                                             Very truly yours

                                             /s/ Ropes & Gray LLP

                                             Ropes & Gray LLP